Exhibit 99.1
PRESS RELEASE | August 2, 2023 | NASDAQ: PLL

PIEDMONT LITHIUM ANNOUNCES FIRST
COMMERCIAL SHIPMENTS FROM NORTH AMERICAN LITHIUM
Q3 customer deliveries to generate 2023 revenue and cash flow for Piedmont Lithium

•	Inaugural shipment of 20,500 metric tons of spodumene concentrate by North American Lithium departed the Port of Quebec City on August 1, 2023
•	Piedmont expects to ship approximately 56,500 metric tons in H2 2023 under its joint venture offtake agreement, including the first tons under the long-term supply agreement with LG Chem

BELMONT, North Carolina, August 2, 2023 – Piedmont Lithium (“Piedmont” or the “Company,”) (Nasdaq: PLL; ASX: PLL), announced today the first commercial shipment of spodumene concentrate (“SC”) produced by North American Lithium (“NAL”), which is wholly owned by Sayona Quebec, a joint venture (the “JV”) between Piedmont (25%) and Sayona Mining (ASX: SYA) (75%). NAL made the initial 20,500 metric ton shipment of spodumene concentrate via a trading company to international parties.

Piedmont owns a 12% equity interest in Sayona Mining and holds an offtake agreement (the “Offtake Agreement”) with the JV to purchase the greater of 113,000 metric tons per year or 50% of SC production at a ceiling price of $900 per metric ton (SC-6.0%) on a life-of-mine basis. As 2023 is the start-up year for NAL, the parties have agreed that Piedmont’s allocation this year will be the greater of 56,500 metric tons or 50% of 2023 SC production. Sales by the JV to its customers are expected to support JV operating expenses, while sales under the Piedmont Offtake Agreement are planned to fund the Company’s broader strategic initiatives, including development of our projects in Tennessee, Ghana, and North Carolina.

Following this initial JV shipment, the parties have agreed that the next two shipments will be to Piedmont customers via the Offtake Agreement. Piedmont expects to deliver 15,000 metric tons to a major international trading company in August 2023; these tons are already produced and stocked at the port. A further 15,000 metric tons are planned for shipment in September-October to LG Chem as the initial component of the four-year, 200,000-metric-ton agreement announced in February 2023.

Keith Phillips, President and CEO of Piedmont, said the first set of shipments marks a pivotal period for the Company as it continues to transition from a developer to a lithium producer. “For the last seven years, Piedmont Lithium has focused on developing a supply of crucial lithium resources, and we are excited to begin generating revenue and cash flow as we see our plans come to fruition,” said Phillips. “Our products will help our customers meet the requirements of the Inflation Reduction Act and, in turn, the growing demands of the U.S. electric vehicle and battery supply chains.”

(Photos below)

Figure 1: AAL Moon preparing to load the first spodumene concentrate from NAL

Figure 2: First NAL spodumene concentrate being loaded onto AAL Moon

For further information, contact:

Erin Sanders	Christian Healy/Jeff Siegel
SVP, Corporate Communications &	Media Inquiries
Investor Relations	E: Christian@dlpr.com
T: +1 704 575 2549	E: Jeff@dlpr.com
E: esanders@piedmontlithium.com

About Piedmont Lithium
Piedmont Lithium (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium and Tennessee Lithium projects in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage. For more information, follow us on Twitter @PiedmontLithium and visit www.piedmontlithium.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development construction and production activities of Sayona Mining, Atlantic Lithium and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; Piedmont’s potential acquisition of an ownership interest in Ewoyaa; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining or Atlantic Lithium may be unable to commercially extract mineral deposits, (ii) that Piedmont’s, Sayona Mining’s or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing and operating mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental and production activities, including risks relating to permitting, zoning and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data and projections related to Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation and regulatory actions, investigations and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections and estimates are given only as of the date of this press release and actual events, results, performance and achievements could vary significantly from the forward-looking statements, projections and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.